Exhibit 10.2

AGREEMENT BETWEEN
GARY E. BAN AND OASYS MOBILE, INC.

THIS AGREEMENT (the "Agreement") is entered into as of the 29th day of September, 2006 (the "Effective Date") between Gary E. Ban ("Ban”) and Oasys Mobile, Inc., a Delaware corporation (“Oasys Mobile”). Ban and Oasys Mobile occasionally are referred to collectively herein as the "Parties."

WHEREAS, Ban is an individual residing at 113 White Sands Drive, Cary, NC 27513;

WHEREAS, Oasys Mobile is a Delaware corporation with its principal place of business at 434 Fayetteville Street, Suite 600, Raleigh, North Carolina 27601;

WHEREAS, Ban currently serves as the Chief Executive Officer and as a Director of Oasys Mobile and desires to resign from these and any and all other positions with Oasys Mobile, its subsidiaries or affiliates;

WHEREAS, in consideration for the resignation from the positions as set forth above; and

WHEREAS, the Parties agree that they knowingly and voluntarily executed this Agreement after having the opportunity to secure the advice of competent legal counsel of their choosing.

NOW THEREFORE, in consideration of the foregoing and of the mutual understandings set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    OBLIGATIONS OF BAN. Ban agrees that:

(a)	as of the Effective Date, the Employment Agreement (the “Employment Agreement”) between Oasys Mobile and Ban dated as of June 21, 2005, is canceled and of no effect between the Parties.

(b)
as of the Effective Date, he shall resign from his positions as a Director and Chief Executive Officer of Oasys Mobile and from any and all other positions he may hold with Oasys Mobile, its subsidiaries or its affiliates.

(c)
he shall return all of Oasys Mobile’s property in his possession including, but not limited to, all written and electronic documents, electronic equipment, check books and bank statements, debit cards, invoices, accounting records, and all of the tangible and intangible property belonging to the Company and relating to Ban’s employment with the Company. Ban further represents and warrants that he has not retained any copies, electronic or otherwise, of such property. Ban further waives any rights to copies of company documents, except those to which he may be entitled as a shareholder pursuant to applicable statutes and regulations.

(d)
upon receipt of all amounts to be paid to Ban pursuant to Section 2 of this Agreement, he shall execute the Mutual Release (the “Mutual Release”) between Ban and Oasys Mobile attached to this Agreement as Appendix A.

(e)	he shall not make any comments relating to Oasys Mobile or its employees which are critical, derogatory or which may tend to injure the business of Oasys Mobile or the reputation of the employees.

(f)
he shall keep all matters related to this Agreement and the Mutual Release confidential, except to immediate family, Ban’s attorneys and financial advisors and except as may be required by applicable law.

2.    OBLIGATIONS OF OASYS MOBILE. Oasys Mobile agrees that:

(a)	as of the Effective Date, the Employment Agreement is canceled and of no effect between the Parties.

(b)	it shall pay Ban:

(i)	his earned and unpaid payroll owed to him through September 30, 2006, in the amount of $8,750.00.

(ii)	his outstanding vacation pay in the amount of $8,076.92.

(iii)	a lump sum severance payment of $210,000.00.

(iv)	Reimbursable expenses submitted to date in the amount of $4,851.04 and any other reimbursable expenses made prior to the Effective Date.

(c)
it shall provide Ban health care benefits as provided by Oasys Mobile to all of its employees in accordance with its corporate policies, however in no event less than the current level of health care benefits received by Ban, through September 30, 2007; provided, however, that if Ban receives employment prior to September 30, 2007, this obligation shall terminate.

(d)
all stock option grants to purchase shares of Oasys Mobile common stock issued to Ban prior to the Effective Date shall be vested in full and shall expire by their terms as set forth in the respective stock option grant documents. A list of the stock options is attached hereto as Exhibit 1.

(e)	upon receipt by Oasys Mobile of the executed Mutual Release by Ban, it shall execute the Mutual Release.

(f)	it shall not make any comments relating to Ban which are critical, derogatory or which may tend to injure Ban or his reputation.

(g)	it shall keep all matters related to this Agreement and the Mutual Release confidential, except as to Oasys Mobile’s attorneys and financial advisors and except as may be required by applicable law.

(h)	Oasys Mobile shall maintain Directors and Officers Insurance coverage for Ban.

3.    REPRESENTATIONS AND WARRANTIES BY OASYS MOBILE. Oasys Mobile hereby represents, warrants, and covenants to Ban as follows:

(a)    Organization, Good Standing and Power. Oasys Mobile is a corporation duly incorporated validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate authority to carry on its business as now being conducted.

(b)    Authorization, Enforcement.  (i) Oasys Mobile has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement; (ii) the execution and delivery of this Agreement by Oasys Mobile and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of Oasys Mobile or its Board of Directors or shareholders is required, and (iii) this Agreement shall constitute a valid and binding obligation of Oasys Mobile enforceable against Oasys Mobile in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.    SURVIVAL OF AGREEMENT. Notwithstanding the Parties' respective releases in the Mutual Release, all agreements, representations, warranties, rights, and obligations of the Parties under this Agreement and the documents attached hereto shall survive the execution and delivery of this Agreement and are not released by this Agreement.

5.    AUTHORITY. The Parties hereby expressly represent and warrant to each other that they have entered into this Agreement voluntarily, with proper authority, and without any reservation. The Parties acknowledge that the only consideration for this Agreement is expressly set forth within this Agreement and no further inducements or representations have been exchanged in connection herewith. The Parties further hereby acknowledge that each Party has had adequate time to reflect upon, consider, and consult with legal counsel concerning the terms of this Agreement. The Parties further agree that this Agreement is not the result of fraud, duress, coercion, or undue influence on the part of either Party or its counsel.

6.    MUTUAL DRAFTING. The Parties agree that: (1) each Party to this Agreement has reviewed and revised this Agreement and, accordingly, the normal rule of construction (to the effect that any ambiguities are to be resolved against the drafting Party) will not be employed in any interpretation of this Agreement; and (2) if any part, term, or provision of this Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each part, term, or provision of this Agreement (including, but not limited to, any enforceable and legal portion of the challenged part, term, or provision) shall be valid and enforceable to the fullest extent permitted by law

7.    BINDING ON PARTIES IN INTEREST. The Parties agree that this Agreement shall be binding and inure to the benefit of the Parties, their successors, predecessors, agents, affiliates, parent corporations, subsidiaries, officers, shareholders, and assigns.

8.    ASSIGNMENT. Neither Ban nor Oasys Mobile may assign or transfer this Agreement to any other person or entity except upon the prior written consent of the other Party.

9.    AMENDMENT. This Agreement may be amended or modified only by a written agreement signed by all Parties, but any such amendment or modification shall not be deemed a waiver of any prior or subsequent breach of this Agreement unless so specified.

10.     COOPERATION. The Parties agree to cooperate with each other in good faith in order to carry out the purposes of, and to effectuate, this Agreement, and to execute and deliver any and all additional documents necessary or appropriate to carry out and implement the provisions of this Agreement.

11.         ENTIRE AGREEMENT. This Agreement, including the attachments hereto, embodies the entire agreement and understanding of the Parties hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement.

12.         COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.        WAIVER; CONSENT. Except as otherwise provided in this Agreement, any failure of one of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent breach or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Agreement.

14.         HEADINGS. The headings used in this Agreement are for convenience only and shall not limit or expand the meaning of the Agreement's provisions.

15.         NOTICES AND CORRESPONDENCE. All notices and correspondence shall be sent by either Party to the other in all matters dealing with this Agreement, by certified mail or overnight courier, at the following addresses:

TO BAN: 113 White Sands Drive Cary, NC 27513	TO OASYS MOBILE: 434 Fayetteville Street Suite 600 Raleigh, NC 27601 Attn: General Counsel

;or any other address timely provided by written notice to the other Party.

16.         ATTORNEYS' FEES. In the event of default hereunder, the defaulting Party agrees to pay all reasonable attorneys' fees and costs of collection incurred in the filing and pursuit of any legal action to enforce this Agreement.

17.         JURISDICTION. Oasys Mobile agrees to submit to the personal jurisdiction of the courts of the North Carolina for any proceedings arising out of obligations under this Agreement.

18.         NORTH CAROLINA LAW TO APPLY. This Agreement shall be construed and enforced pursuant to the substantive and procedural laws of North Carolina (excluding its choice of law rules).

IN WITNESS WHEREOF, the Parties, through their respective authorized representatives, set their hands to this Agreement on the dates indicated below.

GARY E. BAN	OASYS MOBILE, INC.

/s/ Gary E. Ban	By: /s/ Donald T. Locke
Name: Donald T. Locke
Title: Executive Vice President

Dated: September 29, 2006	Dated: September 29, 2006